Exhibit (a)(9)

                            MILDRED B. HOREJSI TRUST
                         C/O BADLANDS TRUST COMPANY, LLC
                       3301 C STREET, ANCHORAGE, AK 99501

                                January 22, 2007



By Federal Express Overnight:
Trustees
Putnam California Investment Grade Municipal Trust
One Post Office Square
Boston, MA 02109

With a copy to Putnam California Investment Grade Municipal Trust's Registered Agent:
CT Corporation
101 Federal Street
Boston, MA 02110

Re: Supplemental Demand to Inspect and Copy Stock List Materials of Putnam California Investment Grade Municipal Trust

Dear Trustees:

     Under separate cover, the Mildred B. Horejsi Trust (the "Trust") has given notice of its commencement on January 22, 2007, of a tender offer (the "Offer") with respect to all of the outstanding common shares (the "Shares") of the Putnam California Investment Grade Municipal Trust (the "Fund"). The Trust holds 9,100 of the Fund's shares and is a record holder of 100 Shares.

     The Trust hereby demands the right, during usual hours for business, to inspect the following records and documents and any related shareholder materials of the Fund and to make copies or extracts therefrom:

     (i) a complete record list of the Fund's shareholders, certified by its transfer agent and registrar, showing the name and address of each shareholder and the number of shares of common stock registered in the name of each such shareholder, as of January 22, 2007, or as close to this date as reasonably possible;

     (ii) all "NOBO" lists (i.e., list of non-objecting beneficial owners) and all "COBO" lists (i.e., list of consenting beneficial owners) in the Fund's possession, or which can be obtained upon the Fund's request under federal securities laws pursuant to Rules 14b-1 and 14b-2 of the Securities Exchange Act of 1934 from those brokers, banks and other institutions that hold the Fund's stock in record-only form on behalf of beneficial owners, including the names, addresses and stock holdings of all NOBOs or COBOs beneficial owners of the Fund's stock;

     (iii) a magnetic computer tape list of the holders of the common stock as of as of January 22, 2007, or as close to this date as reasonably possible;

     (iv) all daily transfer sheets showing changes in the records and lists of the Fund's shareholders which are or come into the possession of the Fund or its transfer agent or registrar;
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                            MILDRED B. HOREJSI TRUST


     (v) all information in the Fund's possession, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of the common stock including an alphabetical breakdown of any holdings in the respective names of Cede & Co., Pacific & Co., Kray & Co., NEST and Philadep, and any other or similar nominees;

     (vi) a stop list or lists relating to any shares of common stock and any additions or deletions thereto as of January 22, 2007, or as close to this date as reasonably possible; and

     (vii) a list as of January 22, 2007, or as close to this date as reasonably possible, of all shareholders owning 5,000 or more shares of common stock arranged in descending order.

     The above list is not meant to be all inclusive, but instead sets forth by example the types of shareholder materials the undersigned would expect to be made available to the Trust. The foregoing and other demands herein are in addition to the requirements set forth in the letter and other materials provided to you under separate cover pursuant to Rule 14d-5(a) of the Exchange Act of 1934.

     The Trust has been advised that it will bear the reasonable costs incurred by the Fund, including those of its transfer agent, in connection with the production of the information demanded. The purpose of this demand is to enable the Trust to communicate with the other shareholders of the Fund in connection with matters of common interest relative to the affairs of the Fund, including, without limitation, communicating with such shareholders with respect to the Offer.

     The Trust hereby designates, authorizes and appoints the firm of Bartlit Beck Herman Palenchar & Scott ("Bartlit Beck"), counsel to the Trust, and any other person designated by them, to conduct the inspection and copying herein requested.

     The Trust requests that you respond to this request by contacting Mr. Thomas R. Stephens (303-592-3144) of Bartlit Beck not later than 5:00 p.m. on January 24, 2007, to advise when and where the items demanded will be made available for inspection and copying.

                                    Very truly yours,


                                    Mildred B. Horejsi Trust

                                    By: Badlands Trust Company, LLC, Its
                                    Administrative Trustee



                                    By: ____________________________
                                           Stephen C. Miller
                                           Its: President